Exhibit 99.1
Convergys News Release
Convergys Corporation Announces Preliminary Results of its
Exchange Offer for its Outstanding 4.875% Senior Notes due 2009
(Cincinnati; October 7, 2009) — Convergys Corporation (NYSE: CVG) (the “Company”), a global leader in relationship management, announced today the preliminary results of its offer to exchange (the “Exchange Offer”) up to $125,000,000 aggregate principal amount of its new 5.75% Junior Subordinated Convertible Debentures due 2029 (the “2029 Debentures”) for up to $122,549,019 aggregate principal amount of its outstanding 4.875% Senior Notes due 2009 (the “2009 Senior Notes”).
The Exchange Offer expired at midnight, New York City time, on October 6, 2009. U.S. Bank National Association, the exchange agent for the Exchange Offer (the “Exchange Agent”), has advised that approximately $171.1 million aggregate principal amount of 2009 Senior Notes was validly tendered and not withdrawn prior to the expiration of the Exchange Offer, including $1.0 million aggregate principal amount tendered pursuant to guaranteed delivery procedures, representing approximately 88.8% of the aggregate principal amount of 2009 Senior Notes outstanding upon commencement of the Exchange Offer.
Based on the principal amount of 2009 Senior Notes validly tendered and not withdrawn and assuming the satisfaction of the guaranteed delivery procedures with respect to 2009 Senior Notes tendered by guaranteed delivery, the 2009 Senior Notes will be subject to a proration factor of approximately 71.6%. The Company will not be able to determine the final proration factor until delivery of the 2009 Senior Notes tendered by guaranteed delivery is completed, which the Company expects to be the close of business on October 9, 2009. The Company will publicly announce the final proration factor for the 2009 Senior Notes after it has been determined, which may be different from today’s preliminary estimate.
Assuming the satisfaction of the guaranteed delivery procedures with respect to 2009 Senior Notes tendered pursuant to guaranteed delivery procedures prior to the expiration of the Exchange Offer, approximately $70.1 million aggregate principal amount of the 2009 Senior Notes will remain outstanding following the consummation of the Exchange Offer, and the Company will issue approximately $125.0 million aggregate principal amount of its new 2029 Debentures. The Company expects that settlement of the Exchange Offer will occur on October 13, 2009.

The Company has filed a Registration Statement on Form S-4 (Reg. No. 333-161586) (the “Registration Statement”) relating to the Exchange Offer with the SEC and such Registration Statement was declared effective by the SEC on September 9, 2009. The Sole Lead Dealer Manager for the Exchange Offer is J.P. Morgan Securities Inc. For additional information, you may contact J.P. Morgan Securities Inc. at (800) 261 5767 (U.S. toll free) or (212) 622 2781. Copies of the prospectus relating to the Exchange Offer, which is contained in the Registration Statement, and the related Letter of Transmittal are available to holders of 2009 Senior Notes and may be obtained from D.F. King & Co., Inc., the Information Agent for the Exchange Offer, at (800) 290-6427 (U.S. toll free) or (212) 269-5550. The prospectus contained in the Registration Statement and the related Letter of Transmittal are also available free of charge at the SEC’s website at www.sec.gov or by contacting the Company’s Corporate Secretary’s Office at 201 East Fourth Street, Cincinnati, Ohio 45202, telephone number (513) 723-7000.
This news release is neither an offer to buy, sell or exchange securities, nor a solicitation of an offer to buy, sell or exchange any securities. There shall not be any exchange of 2029 Debentures for 2009 Senior Notes pursuant to the Exchange Offer in any jurisdiction in which such exchange would be unlawful prior to registration or qualification under the laws of such jurisdiction.
About Convergys
Convergys Corporation (NYSE: CVG) is a global leader in relationship management. We provide solutions that drive more value from the relationships our clients have with their customers and employees. Convergys turns these everyday interactions into a source of profit and strategic advantage for our clients.
For more than 30 years, our unique combination of domain expertise, operational excellence, and innovative technologies has delivered process improvement and actionable business insight to clients that now span more than 70 countries and 35 languages.
Convergys is a member of the S&P 500 and has been voted a Fortune Most Admired Company for nine consecutive years. We have approximately 70,000 employees in 82 customer contact centers and other facilities in the United States, Canada, Latin America, Europe, the Middle East, and Asia, and our global headquarters in Cincinnati, Ohio. For more information, visit www.convergys.com.
(Convergys and the Convergys logo are registered trademarks of Convergys Corporation.)
Contacts:
David Stein, Investor Relations
+1 513 723 7768 or investor@convergys.com

John Pratt, Corporate Communications
+1 513 723 3333 or john.pratt@convergys.com
Forward Looking Information
This news release contains forward-looking statements. Actual results of the Company could differ materially from those discussed herein. Particular uncertainties that could adversely or positively affect the Company’s future results include: the settlement of the Exchange Offer; the behavior of financial markets including fluctuations in interest or exchange rates; continued volatility and further deterioration of the capital markets; the impact of regulation and regulatory, investigative, and legal actions; strategic actions, including acquisitions and dispositions; future integration of acquired businesses; future financial performance of major industries which the Company serves; the loss of a significant client or significant business from a client; difficulties in completing a contract or implementing its provisions; and numerous other matters of national, regional, and global scale including those of the political, economic, business, and competitive nature. These uncertainties may cause the Company’s actual future results to be materially different than those expressed in the Company’s forward-looking statements. Please refer to the Company’s most recent news releases and filings with the SEC for additional information including risk factors. The Company does not undertake to update forward-looking statements, except as required by law, as a result of new information or future events or developments.